CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (“Agreement”) is by and between Boxceipts.Com Inc. (the “Company”), a Nevada corporation and simTraction LLC (the “Consultant”), a Kansas limited liability company, and is executed on September 30, 2012.

RECITALS

WHERAS, the Company is a development stage company that is working to launch an electronic receipts product offering; and

WHEREAS, the Company desires to engage Consultant and Consultant desires to perform services for Company all as set forth more fully herein.

AGREEMENT

1.

Consultant Appointment. The Company hereby appoints the Consultant to provide certain business and strategic services, including but not limited to those set forth on Exhibit A, attached hereto and which may be amended from time-to-time upon the agreement of the parties. (collectively, the “Services”). In performing the Services, Consultant shall take no action which requires engaging in the practice of law.

2.

Independent Contractor. In making this appointment, the Consultant shall remain an independent business contractor and nothing herein shall be deemed to imply or create a relationship of employee and employer. The Consultant shall not represent it has the power or authority to enter into any agreements or contractual obligations on behalf of Company.

3.

Term. The term of this Agreement shall be for 3 years commencing October 1, 2012. However, the Consultant may terminate this Agreement upon 90 days written notice.

4.

Consultant Fee. In exchange for the Services, the Company will issue to Consultant 3,100,000 shares of common stock, par value $0.001. The parties agree that the valuation for the 3,100,000 shares of common stock on the date of this Agreement is $25,000.

5.

Work for Hire. The parties acknowledge and agree that all work performed hereunder shall not be a “work for hire” and consultant shall have the right to use the developed technology and applications for itself and for other clients so long as the other clients are not in competition with the Company.

6.

Expenses. The Consultant shall be reimbursed for all reasonable business expenses incurred in fulfilling its responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company’s policies.

7.

Acts in Good Faith. The Consultant agrees to act in good faith with respect to its obligations as a consultant of the Company. In addition, the Consultant agrees that during and after its consultancy with the Company, the Consultant shall not disparage or otherwise make negative statements about the Company and any of its officers and directors.

8.

Consultant's Remedies. Upon termination of this Agreement for whatever reason, the Company’s sole liability to the Consultant, whether by claim or right in court or otherwise, shall be to pay previously earned but unpaid fees to the Consultant, except as set forth in this section. In no event shall the Company be liable for consequential or punitive damages of any kind for: (a) lost profits, real, anticipatory or otherwise; (b) lost goodwill, creation of clients, damage to reputation; or (d) advertising, sales or employee’s costs.

9.

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Kansas. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Kansas for any lawsuit filed arising out of or related to this Agreement.

10.

Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Consultant relating to the subject matter herein and merges all prior discussions between us. No modification of, or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing singed by the party to be charged. Any subsequent change or changes in your duties or compensation will not affect the validity or scope of this Agreement.

11.

Arbitration. Any and all disputes, controversies, claims, or other disagreements arising out of or relating to this Agreement or the actual or alleged breach thereof shall be finally settled through arbitration in accordance with rules of the American Arbitration Association. The arbitration shall be held in Kansas and shall be conducted under and in accordance with the American Arbitration Association Rules applicable to Kansas using the rules of law not equity. Such arbitration shall be conducted in English and will be conducted on confidential basis in accordance with the terms of the Agreement.

12.

Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

13.

Successors and Assigns; Assignment. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns. You cannot assign this Agreement.

14.

Continuation. The provisions of Sections 8, 9, 10, 11 and 15 will continue even after termination of this Agreement.

15.

Confidentiality.   Consultant agrees that neither it nor its personnel will disclose to any third party, without the prior written consent of an executive officer of Company, any information relating to the business of Company if such information could reasonably be construed as confidential and was obtained in the course of Consultant’s providing services.   Consultant further agrees neither it nor its personnel will reproduce in any way, divulge, or remove from the premises of Company any tangible or intangible property whatsoever (except personal effects) which could reasonably be construed as constituting confidential information of Company.

16.

Counterparts. This Agreement may be executed in counterparts, which taken together, constitute one agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

SIMTRACTION LLC /s/ Sheila L. Seck	BOXCEIPTS.COM INC. /s/ Geoffrey T. Farwell

Sheila L. Seck, Member	Geoffrey T. Farwell, President

EXHIBIT A

CONSULTING SERVICES

1.

Develop the concept, create, design and maintain the company’s website.

2.

Manage the domain name and security services for the website at www.boxceipts.com.

3.

Develop a strategic plan to for the development and launch of the Company’s product.

4.

Assist the Company in developing the product and service defined in the strategic plan.

5.

Develop a marketing plan for the Company’s products and services.

6.

Analyze the Company’s market for the Company’s products.

7.

Assist the Company in going public and filing its S-1 registration statement

8.

Assist the Company with other business advice and consulting